UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2016

PIONEER POWER SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1347616
(State of incorporation)	(I.R.S. Employer Identification No.)

400 Kelby Street, 12th Floor

Fort Lee, New Jersey 07024

(Address of principal executive offices)

(212) 867-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 29, 2016, Pioneer Power Solutions, Inc. (the “Company”) and certain of the Company’s wholly-owned subsidiaries entered into amended and restated credit agreements with Bank of Montreal, a Canadian chartered bank (“BMO”) with respect to the existing U.S. and Canadian credit facilities.

United States Credit Facilities

On April 29, 2016, the Company and certain of its U.S. subsidiaries as guarantors entered into an Amended and Restated Credit Agreement (the “A&R U.S. Credit Agreement”) with BMO, Chicago Branch, pursuant to which the parties amended and restated that certain Credit Agreement, dated as of June 28, 2013 (as amended from time to time, the “Existing Credit Agreement”) to modify the existing U.S. credit facilities and provide for, among other things:

(i)	a $14.0 million demand revolving credit facility (an increase of $4.0 million from the Existing Credit Agreement) that is to be used to finance ongoing operations, which facility shall mature on July 31, 2017 if no such demand for payment is made earlier;

(ii)	a $5.0 million term loan facility, of which $4,718,750 was outstanding as of April 29, 2016, with principal payments becoming due on a five year amortization schedule, as adjusted for the reduced quarterly principal repayments of 0.625%, or $31,250, from June 30, 2016 to December 31, 2016. The original amortization schedule will continue to apply to all quarterly principal payments made after December 31, 2016, with no change in the final maturity date of December 2, 2019; and

(iii)	a new $100,000 revolving credit facility provided pursuant to a MasterCard that is to be used to pay for and temporarily finance day-to-day business expenses of the Company and for no other purpose.

The A&R U.S. Credit Agreement also requires the Company to comply with various new financial covenants, including (a) maintaining a working capital ratio of (i) 1.00:1.0 for the fiscal quarters ending March 31, 2016 and June 30, 2016, (ii) 1.05:1.0 for the fiscal quarter ending September 30, 2016, and (iii) 1:10:1.00 for the fiscal quarter ending December 31, 2016 and each fiscal quarter thereafter, (b) maintaining certain minimum EBITDA levels for each rolling four quarter period, with a maximum variance of 20% in any fiscal quarter, and (c) maintaining certain tangible net worth levels for each fiscal quarter, with a maximum variance of 15% in any fiscal quarter.

In addition, the A&R U.S. Credit Agreement amended the Existing Credit Agreement to (i) waive defaults relating to a breach of certain financial covenants under the Existing Credit Agreement; (ii) prohibit the Company from making new acquisitions and (iii) permit the Company to meet its obligations to the United States Internal Revenue Service for the failure to pay payroll taxes from January 1, 2014 until September 30, 2015 without creating an event of default under the A&R US Credit Agreement.

Interest rates remained the same under the A&R US Credit Agreement as under the Existing Credit Facility.

Canadian Credit Facilities

On April 29, 2016, Pioneer Electrogroup Canada, Inc., a Canadian corporation and wholly-owned subsidiary of the Company (“PECI”) and the Company, as guarantor, entered into an Amended and Restated Credit Agreement (the “A&R Canadian Credit Agreement”) with BMO, pursuant to which the parties amended and restated that certain Amended and Restated Letter Loan Agreement, dated June 28, 2013 (as amended, the “Existing Loan Agreement”) to modify the existing Canadian credit facilities and provide for, among other things:

(i)	a $7.0 million Canadian Dollar (“CAD”) demand revolving credit facility (reduced from $10.0 million CAD in the Existing Loan Agreement), with a modified interest rate equal to BMO’s prime rate plus 0.75% per annum on amounts borrowed in Canadian dollars, or its U.S. base rate plus 0.75% per annum or LIBOR plus 2.25% per annum on amounts borrowed in U.S. dollar;

(ii)	a $2.0 million CAD term loan facility, of which $471,288.71 CAD was outstanding as of April 29, 2016, with a modified interest rate equal to BMO’s prime rate plus 1.25% per annum and reduced quarterly principal repayments after April 30, 2016 of $47,128.88 CAD, plus a bullet payment of $141,386.56 CAD due on July 31, 2017; and

(iii)	a $10.0 million CAD term loan facility, of which $712,000 was outstanding as of April 29, 2016, with a modified interest rate equal to BMO’s prime rate plus 1.50% per annum on amounts borrowed in Canadian dollars, or its U.S. base rate plus 1.50% per annum or LIBOR plus 2.75% per annum on amounts borrowed in U.S. dollars. This facility was further modified to provide for reduced quarterly principal payments after June 30, 2016 of $36,000 CAD, plus a bullet payment of $496,000 on July 31, 2017 and to remove the testing of funded debt to EBITDA.

The A&R Canadian Credit Agreement extends the maturity date of the Canadian credit facilities to July 31, 2017. The facilities described in paragraphs (i) and (iii) above are also available to be drawn by way of bankers’ acceptances with pricing equal to an acceptance fee of 2.25% per annum and 2.75% per annum, respectively. In addition, the A&R Canadian Credit Agreement modifies the financial covenants to conform to those provided in the U.S. A&R Credit Agreement.

The foregoing descriptions of the A&R U.S. Credit Agreement and the A&R Canadian Credit Agreement are qualified in their entirety by reference to the full text of the A&R U.S. Credit Agreement and the A&R Canadian Credit Agreement, which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, respectively, and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement, dated as of April 29, 2016, by and among Pioneer Power Solutions, Inc., as borrower, each of the domestic subsidiary guarantors signatory thereto and Bank of Montreal, Chicago Branch, as lender.

10.2	Amended and Restated Credit Agreement, dated as of April 29, 2016, by and among Pioneer Electrogroup Canada Inc., as borrower, each of the Canadian subsidiary guarantors signatory thereto and Bank of Montreal, as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER POWER SOLUTIONS, inc.

Date: May 4, 2016	By:	/s/ Thomas Klink
	Name:	Thomas Klink
	Title:	Chief Financial Officer